Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

Peloton Interactive, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2019 Equity Incentive Plan	Equity	Class A common stock, $0.000025 par value per share	Other	21,931,968 (3)	$6.335	$138,939,018	$0.00013810	$19,188
2019 Employee Stock Purchase Plan	Equity	Class A common stock, $0.000025 par value per share	Other	4,386,393 (4)	$5.385	$23,620,726	$0.00013810	$3,263
	Total Offering Amounts					$162,559,745		$22,451
	Total Fee Offsets (5)							$—
	Net Fee Due							$22,451

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock (“Shares”) that may, from time to time, be offered or issued under the 2019 Equity Incentive Plan (the “2019 Plan”) of Peloton Interactive, Inc. (the “Registrant”) and the 2019 Employee Stock Purchase Plan (the “2019 ESPP” and together with the 2019 Plan, the “Plans”) of the Registrant to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.

(2) For purposes of computing the registration fee only. Pursuant to Rule 457(c) and 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the Plans is based upon the average of the high and low prices of the Registrant’s Class A common stock, as reported on The Nasdaq Global Select Market on July 31, 2026, which date is within five business days prior to the filing of this Registration Statement. Under the 2019 ESPP, the purchase price of a Share is equal to 85% of the fair market value of the Registrant’s Class A common stock on the offering date or the purchase date, whichever is less.

(3) Represents additional Shares reserved for issuance under the 2019 Plan resulting from the automatic annual increase on July 1, 2026 in the number of authorized Shares reserved and available for issuance under the 2019 Plan pursuant to the terms of the 2019 Plan.

(4) Represents additional Shares reserved for issuance under the 2019 ESPP resulting from the automatic annual increase on July 1, 2026 in the number of authorized Shares reserved and available for issuance under the 2019 ESPP pursuant to the terms of the 2019 ESPP.

(5) The Registrant does not have any fee offsets.